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                                                                    Exhibit 99.2

[Letterhead of PricewaterhouseCoopers]
                                                     PricewaterhouseCoopers LLP

                                                     1177 Avenue of the Americas
                                                     New York NY 10036
                                                     Telephone (646) 471 4000
                                                     Facsimile (646) 471 4100


                        Report of Independent Accountants

To the Board of Directors and Shareholder of CIT Group Inc.


We have examined management's assertion about The CIT Group/Sales Financing, Inc.'s (the "Company's"), a wholly owned subsidiary of CIT Group Inc., compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers as of and for the year ended December 31, 2002, as included in the accompanying management assertion (see Exhibit I) for Chase Manhattan RV Owner Trust 1997-A and Chase Manhattan Marine Owner Trust 1997-A. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2002 is fairly stated, in all material respects.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
New York, NY
March 26, 2003